Exhibit 99.1

[THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

July 28, 2011	For More Information Contact:
Mark D. Curtis, Senior Vice President and Treasurer
(516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE
THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES NET INCOME FOR THE SIX MONTHS AND QUARTER ENDED JUNE 30, 2011

Glen Head, New York, July 28, 2011 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC) reported net income of $9.4 million, or $1.07 per share, for the first six months of 2011 versus $9.6 million, or $1.31 per share, for the same period last year.  Securities gains were $122,000 for the current six-month period versus $1.7 million for the same period last year.   Excluding these gains from each period, net income is up $783,000, or 9.1%.  From an earnings per share perspective, the current six-month period includes the dilutive effect of the sale of $1.4 million shares of common stock in July 2010.

In addition to the decrease in securities gains, an increase in the provision for loan losses of $285,000 and an increase in occupancy and equipment expense of $392,000 are the most significant reasons for the decrease in net income for the current six-month period versus the same period last year.  Substantially offsetting the negative earnings impact of these items was an increase in net interest income of $1.2 million and a reduction in income tax expense of $738,000. In addition to a decrease in income before income taxes, a significant reason for the decrease in income tax expense was an increase in income on tax-exempt municipal securities of $1.0 million, or 21.9%.

Net interest income increased for a variety of reasons including an overall increase in total average interest-earning assets of $124.9 million, or 8.0%.  In addition, the mix of the Bank’s interest-earning assets improved in that runoff from lower yielding taxable securities was used to fund growth in higher yielding asset categories, namely loans and tax-exempt securities.  The remainder of the growth in loans and tax-exempt securities was largely funded by increases in checking deposits and capital, both desirable funding sources because neither has an associated interest cost.  The benefit derived from the growth, change in mix, and utilization of noninterest-bearing funding sources outweighed the negative impact of market driven declines in yield on both the Bank’s securities and loan portfolios.  The Bank’s net interest income also benefitted from management’s successful efforts to decrease the overall cost of interest-bearing liabilities, despite measures taken to mitigate the negative impact that future increases in interest rates could have on the Bank’s earnings.  These measures, which included extending deposit liabilities through the promotion of five-year time deposits and additional long-term borrowings, resulted in paying more for funding today in exchange for possibly reducing the potential negative impact that future increases in interest rates could have on the Bank’s earnings.

Occupancy and equipment expense increased when comparing the six-month periods largely due to branch expansion.  Since the beginning of 2010, the Bank opened five new branches and is scheduled to open a sixth new branch in the next few weeks.  Despite the cost of personnel needed to staff the new branches and the impact of normal annual salary increases, salaries for the first six months of 2011 were slightly lower than the same period last year and employee benefit expense declined by $162,000, or 5.9%.  The decrease in salaries was achieved by partially staffing the new branches with experienced personnel from existing branches and through staff reductions due to attrition. As a result of these efficiency measures, the number of full-time-equivalent employees remained relatively flat over the last year and the average cost per employee declined slightly.  Management believes that these efficiency measures were executed without compromising internal controls or service quality.  A significant portion of the decrease in employee benefit expense is attributable to a decrease in retirement plan expense.  Contributing to the decline in retirement plan expense were pension plan design changes effective February 28, 2011.

The Bank’s allowance for loan losses to gross loans (“reserve coverage ratio”) was 1.55% at the beginning and end of the current six-month period compared to 1.25% and 1.38%, respectively, at the beginning and end of the comparable period last year.  The $1.9 million provision for loan losses for the first half of this year is primarily attributable to loan growth and the impact of a $1.3 million chargeoff on one loan transferred to the held for sale category.  The $1.6 million provision for the first half of last year was also attributable to loan growth and, additionally, the 13 basis point increase in the reserve coverage ratio resulting from management’s assessment of national and local economic conditions.  The credit quality of the Bank’s loan portfolio remains excellent as evidenced by, among other things, a low level of delinquent loans.  Total delinquent loans amounted to $3.0 million at June 30, 2011, comprised of loans past due 30 to 89 days of $2.0 million and nonaccrual loans of $1.0 million.  In addition, although troubled debt restructurings increased by $1.8 million during the current six-month period, they remain low at $4.4 million and most of these loans are performing in accordance with their modified terms.   The credit quality of the Bank’s securities portfolio also remains excellent.  The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, and almost all of these securities are full faith and credit obligations of the U.S. government.  The remainder of the Bank’s securities portfolio consists principally of municipal securities rated AA or better by major rating agencies.

The Bank’s Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios were 9.27%, 20.44% and 21.70%, respectively, at June 30, 2011.  The strength of the Corporation’s balance sheet, from both a capital and asset quality perspective, positions the Bank for continued growth in a measured and disciplined fashion.  Key strategic initiatives with respect to the Bank’s earnings prospects will continue to include loan growth and expansion of the Bank’s branch distribution system both on Long Island and in New York City.  Thus far in 2011, the Bank opened a full service branch in Point Lookout, Long Island and is scheduled to open a full service branch in Massapequa, Long Island within the next few weeks.

BALANCE SHEET INFORMATION

	6/30/11	12/31/10
	(in thousands)

Total Assets	$1,855,134	$1,711,023

Loans:
Commercial and industrial	41,905	39,055
Secured by real estate:
Commercial mortgages	440,250	416,946
Residential mortgages	356,639	334,768
Home equity	99,335	103,829
Consumer	5,099	5,790
	943,228	900,388
Net deferred loan origination costs	2,728	2,571
	945,956	902,959
Allowance for loan losses	(14,644)	(14,014)
	931,312	888,945
Investment Securities:
U.S. government agencies	5,190	5,155
State and municipals	300,603	264,906
Pass-through mortgage securities	90,009	91,496
Collateralized mortgage obligations	400,038	378,136
	795,840	739,693
Deposits:
Checking	417,258	386,797
Savings, NOW and money market	753,525	637,975
Time, $100,000 and over	180,271	178,901
Time, other	98,052	89,265
	1,449,106	1,292,938

Borrowed Funds	218,369	253,590

Stockholders' Equity	174,256	156,694

Share and Per Share Data:
Common Shares Outstanding at Period End	8,761,903	8,707,665
Book Value Per Share	$ 19.89	$ 17.99
Tangible Book Value Per Share	$ 19.86	$ 17.97

INCOME STATEMENT INFORMATION

	Six Months Ended		Three Months Ended
	6/30/11	6/30/10	6/30/11	6/30/10
	(dollars in thousands, except per share data)

Net Interest Income	$28,655	$27,427	$14,380	$13,795
Provision for Loan Losses	1,883	1,598	1,029	820
Net Interest Income after Loan Loss Provision	26,772	25,829	13,351	12,975

Gains on Sales of Securities	122	1,719	-	1,153
Other Noninterest Income	3,160	3,153	1,622	1,561
Noninterest Expense	18,203	17,932	9,136	8,955
Income Before Income Taxes	11,851	12,769	5,837	6,734
Income Tax Expense	2,408	3,146	1,164	1,716
Net Income	$9,443	$9,623	$4,673	$5,018

Share and Per Share Data:
Weighted Average Common & Common Equivalent Shares	8,847,580	7,343,451	8,852,352	7,354,246
Basic EPS	$ 1.08	$ 1.33	$ .53	$ .69
Diluted EPS	$ 1.07	$ 1.31	$ .53	$ .68
Cash Dividends Declared	$ .44	$ .40	$ .22	$ .20
Dividend Payout Ratio	41.12%	30.53%	41.51%	29.41%

Financial Ratios:
ROA	1.08%	1.19%	1.05%	1.25%
ROE	11.46%	15.90%	10.99%	16.23%
Net Interest Margin	3.72%	3.79%	3.67%	3.88%

ASSET QUALITY INFORMATION

	6/30/11	12/31/10
	(dollars in thousands)

Loans held for sale	$1,560	$1,000

Delinquent and nonaccrual loans*:
Past due 30 through 89 days	$1,984	$1,660
Past due 90 days or more and still accruing	-	-
Nonaccrual	984	2,936
	$2,968	$4,596

Troubled debt restructurings:
Not included in delinquent and nonaccrual loans	$3,817	$2,433
Included in delinquent and nonaccrual loans	603	193
	$4,420	$2,626

Other real estate owned	$-	$-

Allowance for loan losses	$14,644	$14,014
Allowance for loan losses as a percentage of total loans	1.55%	1.55%
Allowance for loan losses as a multiple of nonaccrual loans	14.9	4.8

* Excludes loans held for sale

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

	Six Months Ended June 30,
	2011			2010
	Average	Interest/	Average	Average	Interest/	Average
	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets	(dollars in thousands)
Temporary investments	$16,805	$15	.18%	$11,705	$9	.16%
Investment Securities:
Taxable	465,487	7,837	3.37	486,776	8,924	3.67
Nontaxable (1)	281,324	8,532	6.07	223,596	6,998	6.26
Loans (1) (2)	931,248	23,620	5.08	847,858	22,658	5.35
Total interest-earning assets	1,694,864	40,004	4.73	1,569,935	35,589	4.92
Allowance for loan losses	(14,670)			(11,131)
Net interest-earning assets	1,680,194			1,558,804
Cash and due from banks	26,161			26,025
Premises and equipment, net	21,059			20,096
Other assets	30,448			28,663
	$1,757,862			$1,633,588

Liabilities and Stockholders' Equity
Savings, NOW & money market deposits	$682,070	1,827	.54	$644,326	2,305	.72
Time deposits	271,087	2,962	2.20	298,492	3,126	2.11
Total interest-bearing deposits	953,157	4,789	1.01	942,818	5,431	1.16
Short-term borrowings	33,519	66	.40	40,198	78	.39
Long-term debt	191,558	3,580	3.77	162,000	3,262	4.06
Total interest-bearing liabilities	1,178,234	8,435	1.44	1,145,016	8,771	1.54
Checking deposits	405,415			357,292
Other liabilities	8,058			9,259
	1,591,707			1,511,567
Stockholders' equity	166,155			122,021
	$1,757,862			$1,633,588

Net interest income (1)		$31,569			$29,818
Net interest spread (1)			3.29%			3.38%
Net interest margin (1)			3.72%			3.79%

(1)
Tax-equivalent basis.  Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income.  The tax-equivalent amount of $1.00 of nontaxable income was $1.52 in each period presented based on a Federal income tax rate of 34%.

(2)	For the purpose of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may”, “expect”, “could”, “should”, “would” or “believe.”  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements.  In addition, the Corporation assumes no duty to update forward-looking statements.

For more detailed financial information please see the Corporation’s Form 10-Q for the quarterly period ended June 30, 2011.  The Form 10-Q will be available through the Bank’s Internet website at www.fnbli.com on or about August 9, 2011, after it is electronically filed with the Securities and Exchange Commission (“SEC”).  Our SEC filings are also available on the SEC’s Internet website at www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.